SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California	95076
(Address of principal executive offices)	(Zip Code)

(831) 728-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As of December 29, 2005, in connection with our entry into the new loan agreement described in Item 2.03 hereof, we terminated our existing $190 million credit facility and the related guaranty and security agreements. The lending commitments under the prior credit facility were evidenced by the Credit Agreement, dated October 14, 2004, by and among West Marine Products, Inc., the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Arranger, Union Bank Of California, N.A., as Syndication Agent and Bank Of America, N.A., as Documentation Agent, as amended, and would have expired on October 14, 2009.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 29, 2005, West Marine Products, Inc. (“West Marine Products”), a subsidiary of West Marine, Inc., entered into a new loan agreement with a group of lenders pursuant to which such lenders agreed to provide West Marine Products with up to $225 million in borrowing capacity and, at West Marine Products’ option and subject to certain conditions precedent set forth in the loan agreement, to increases in borrowing capacity in amounts not to exceed $25 million in the aggregate.

Borrowings under the loan agreement are guaranteed by West Marine, Inc. and its subsidiaries and secured by a security interest in all of the accounts receivable and inventory of West Marine, Inc. and its subsidiaries, certain other assets related thereto, and all proceeds thereof. The lending commitments under the loan agreement are scheduled to terminate on December 31, 2010. Upon the loan agreement’s termination, West Marine Products must repay all outstanding loans under the agreement.

The new loan facility is available to repay in full the outstanding indebtedness under our old $190 million credit facility and to provide for general working capital and general corporate purpose needs of West Marine, Inc. and its subsidiaries. On December 29, 2005, we borrowed $117.0 million under the new loan agreement, of which $115.2 million was used to repay our old credit facility.

At West Marine Products’ election, borrowings under the loan facility will bear interest at one of the following options: (1) the prime rate which is the prime rate announced by Wells Fargo Bank, National Association at its principal office in San Francisco, California, or (2) the interest rate per annum at which deposits in U.S. dollars are offered by reference lenders to prime banks in designated markets located outside the U.S. In each case, the applicable interest rate is increased by a margin imposed by the loan agreement. The applicable margin for any date will depend upon the amount of available credit under the revolving loan facility. The loan agreement also imposes a commitment fee on the unused portion of the revolving loan facility available.

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The loan agreement contains customary covenants, including but not limited to, restrictions on the ability of West Marine, Inc. and its subsidiaries to incur liens, make acquisitions and investments, pay dividends and sell or transfer assets. Additionally, a minimum revolving credit availability equal to the lesser of $15 million or 7.5% of the borrowing base must be maintained.

Upon the occurrence of certain events of default, West Marine Products’ obligations under the loan facility may be accelerated and the lending commitments under the loan facility terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, material payment defaults (other than under the credit facility), voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, change of control of West Marine, Inc. or its subsidiaries and other customary defaults.

The description set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the loan agreement filed with this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits:

10.1	Loan and Security Agreement, dated as of December 29, 2005, among West Marine Products, Inc., each of the persons identified as borrowers on the signature pages thereof, each of the persons identified as guarantors on the signature pages thereof, the financial institutions from time to time party thereto as lenders, Wells Fargo Bank, National Association, as Issuing Lender, and Wells Fargo Retail Finance, LLC, as Agent for the lenders.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: January 4, 2006	By:	/s/ Eric Nelson
Eric Nelson
Senior Vice President and
Chief Financial Officer

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